Exhibit 99.1

BED BATH & BEYOND INC. REPORTS SECOND QUARTER RESULTS
DELIVERING POSITIVE OPERATING CASH FLOW

Net Sales of $1,985M; Comparable Sales of (1)% Reflecting Lower Than Expected Traffic in August
GAAP Gross Margin of 30.3%; Adjusted Gross Margin of 34.0%; Impacted by Higher Than Expected Freight Costs
GAAP EPS of ($0.72) and Adjusted EPS of $0.04 per Diluted Share
Adjusted EBITDA of $85 Million; Operating Cash Flow of $75 Million
Updates Full Fiscal Year 2021 Outlook

UNION, New Jersey, September 30, 2021 --- Bed Bath & Beyond Inc. (NASDAQ: BBBY) today reported financial results for the second quarter of fiscal 2021 ended August 28, 2021.

	Reported (GAAP)			Adjusted[2]
($ in millions, except per share data)	Three months ended			Three months ended
	August 28, 2021	August 29, 2020	Diff	August 28, 2021	August 29, 2020	Diff
Net Sales	$1,985	$2,688	(26)%	$1,985	$2,688	(26)%
Core[1] Sales				$1,985	$2,239	(11)%
Comparable[3] Sales						(1)%

Gross Margin	30.3%	36.7%	-640bps	34.0%	35.9%	-190bps
SG&A Margin	32.9%	31.6%	130bps	33.0%	31.5%	150bps

Net (Loss) Income	($73)	$218	($291)	$4	$62	($58)
Adjusted[2] EBITDA				$85	$199	($114)
Adjusted[2] EBITDA Margin				4.3%	7.4%	-310bps
EPS - Diluted	($0.72)	$1.75	($2.47)	$0.04	$0.50	($0.46)

Mark Tritton, Bed Bath & Beyond’s President and CEO said, “While our results this quarter were below expectations, we remain confident in our multi-year transformation. Following solid growth in June, we saw unexpected, external disruptive forces towards the end of the quarter that impacted our outcome. In August, the final and largest month of our second fiscal period, traffic slowed significantly and, therefore, sales did not materialize as we had anticipated. As COVID-19 fears re-emerged amid the on-going Delta variant, we experienced a challenging environment. This was particularly evident in large, key states such as Florida, Texas and California, which represent a substantial portion of our sales. Furthermore, unprecedented supply chain challenges have been impacting the industry pervasively, and we saw steeper cost inflation escalating by month, especially later in the quarter, beyond the significant increases that we had already anticipated. This outpaced our plans to offset these headwinds. These factors impacted sales and gross margin."

Tritton added, "Encouragingly, we've continued to make progress against the fundamentals of our three-year transformation strategy. Our buybuy BABY banner continued to build on its positive momentum from the past several quarters, growing double digits due to strength in apparel and travel gear and increasing market share for the period. We also celebrated the July re-opening of our Bed Bath & Beyond banner's NYC flagship store in Chelsea as part of our comprehensive store remodel program, which is exceeding our expectations. Our higher margin Owned Brands are outperforming our penetration goals across the overall chain, and even stronger in remodeled stores. As a group, we continued to leverage our enhanced digital channel, with significant growth above 2019 at nearly double the proportion of sales. Operationally, we entered the next phase of our supply chain modernization through our partnership with Ryder which is instrumental to our strategy. We are committed to executing over the short, mid and long term, especially during these early stages of our multi-year plan."

"Our financial foundation is strong. We generated positive operating cash flow during the quarter. Our cash balance, coupled with our recently amended asset-based revolving credit facility, provides us on-going capital and liquidity strength of $2.0 billion. We are well positioned to continue our planned investments in our business and pave the way towards a more profitable future. We have the plan, the team and the resources to unlock our potential."

Q2 Highlights

•Comparable3 Sales decline of (1)% versus Q2 2020 primarily driven by slower than expected traffic trends in August across stores and digital
•Bed Bath & Beyond banner Comparable3 Sales decline of (4)%; buybuy BABY banner growth of high-teens percentage
•Core1 Sales decline of (11)%, primarily due to the impact of fleet optimization
•Gross Margin of 30.3% and Adjusted2 Gross Margin of 34.0%
•Adjusted2 Gross Margin reflects 170 bps of higher merchandise margin versus last year, that was more than offset by freight cost increases of 360 bps and which were greater than anticipated, particularly at the end of the quarter
•SG&A expense in-line with expectations
•Adjusted2 EBITDA of $85 million as a result of Net Sales and Adjusted2 Gross Margin performance
•Guidance outlook for 2021 third quarter established
•Revised full fiscal year 2021 guidance outlook to reflect year-to-date performance
Fiscal 2021 Second Quarter Results (June-July-August)
Comparable3 Sales decreased (1)% compared to the prior year period. By channel, Comparable3 Sales grew +3% in Stores and declined (9)% in Digital versus the fiscal 2020 second quarter.
•Comparable3 Sales reflects an estimated 10% impact from fleet optimization activity when compared to the fiscal 2020 second quarter.
Net sales of $1.98 billion declined (26)%, reflecting a Core1 banner sales decline of (11)% compared to the fiscal 2020 second quarter. Core1 sales performance versus last year were primarily driven by a decrease in Bed Bath & Beyond banner sales.
•Net sales included a planned reduction of (15)% from non-core banner divestitures.
Bed Bath & Beyond banner Comparable3 Sales decreased (4)% compared to the prior year period, excluding the Company's previously announced store network optimization program, which began in the second half of the prior fiscal year.
•Comparable3 Sales in key destination categories, which include Bedding, Bath, Kitchen Food Prep, Indoor Decor and Home Organization, declined (6)% compared to the 2020 fiscal second quarter. These categories represented approximately two-thirds of total Bed Bath & Beyond banner sales in the second quarter.
The buybuy BABY banner delivered its third consecutive quarter of positive growth with Comparable Sales increasing in the high-teens compared to the 2020 fiscal second quarter, driven by double digit growth in both stores and digital.
Gross Margin was 30.3% for the quarter. Excluding special items from both periods, Adjusted2 Gross Margin was 34.0%. Results versus last year were primarily impacted by higher freight costs of 360 basis points due to global supply chain challenges throughout the quarter, which were 120 basis points higher than anticipated. These factors offset higher merchandise margins of 170 basis points related to a more favorable product mix from the Company's new Owned Brands and vendor negotiations, as well as a more normalized mix of digital sales compared to last year.

SG&A expense, on both a GAAP and adjusted basis, decreased significantly compared to the prior year period, primarily due to cost reductions including divestitures of non-core assets and lower rent and occupancy expenses on a more efficient store base.
Adjusted2 EBITDA for the period was $85 million reflecting lower Comparable Sales and Adjusted2 Gross Margins.

Net loss per diluted share of ($0.72) includes approximately $0.76 from special items. Excluding special items, adjusted2 net earnings per diluted share was $0.04. Special items reflect charges such as non-cash impairments related to certain store-level assets and tradenames, loss on sale of businesses, loss on the extinguishment of debt, charges recorded in connection with the Company's restructuring and transformation initiatives, and the income tax impact of these items. Restructuring and transformation initiative charges include accelerated transitional markdowns related primarily to the planned assortment transition to Owned Brands as well as costs associated with the Company’s transformation initiatives, including store closures related to the Company's fleet optimization, and the income tax impact of these items.
The Company delivered positive operating cash flow of $75 million. Free cash flow5 was essentially neutral as a result of $76 million of planned capital expenditures in connection with store remodels, supply chain and information technology systems.
Inventory was reduced by approximately $80 million compared to the end of fiscal 2020, primarily related to product transitions associated with the growth of the Company's Owned Brands, as well as store closures related to the Company's fleet optimization activity.
The Company returned approximately $100 million in capital to shareholders through share repurchases in the fiscal 2021 second quarter and $600 million since the program was announced in October 2020.
Cash, cash equivalents, restricted cash and investments totaled approximately $1.1 billion.
Total Liquidity4 was approximately $2.0 billion, including the Company’s asset based revolving credit facility.

Guidance Outlook
As a reminder, Net Sales throughout fiscal 2021 include the Company's Core1 businesses and reflects planned reductions related to the Company's store fleet optimization activity.

Fiscal 2021 Third Quarter Outlook

The Company expects fiscal 2021 third quarter Net Sales of between $1.96 billion to $2.0 billion, which only reflects sales from the Company's Core1 businesses. Net Sales also includes planned sales reductions from divestitures and the Company's store fleet optimization program. On a Comparable Sales basis, the Company expects to be approximately flat compared to the prior year period.

The Company expects to achieve Adjusted2 Gross Margin in the range of 34% to 35%. This guidance reflects the impact of anticipated greater global supply chain challenges.

The Company expects Adjusted2 EBITDA between $80 million to $85 million and Adjusted2 EPS in the range of $0.00 to $0.05 per diluted share for the fiscal 2021 third quarter.

Fiscal Year 2021 Outlook

Based on its year-to-date performance in the fiscal first half of the year, as well as current expectations for the fiscal third quarter, the Company is revising its fiscal year 2021 guidance outlook.

The Company now expects higher fiscal year 2021 Net Sales of $8.1 billion to $8.3 billion. The Company expects comparable sales of flat to up slightly for the second through fourth quarters of fiscal 2021.

Adjusted2 Gross Margin is now anticipated to be in a range of 34.0% to 35.0% and Adjusted2 SG&A is expected to be approximately 32%.

The Company now expects Adjusted2 EBITDA to be in the range of $425 million to $465 million and Adjusted2 EPS range of $0.70 to $1.10 per diluted share.

Additional details on the Company's fiscal 2021 outlook and visibility on the third quarter will be provided during its conference call as well as in its investor presentation available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations.

Fiscal 2021 Second Quarter Conference Call and Investor Presentation
Bed Bath & Beyond Inc.’s fiscal 2021 second quarter conference call with analysts and investors will be held today at 8:15am EDT and may be accessed by dialing 1-888-424-8151, or if international, 1-847-585-4422, using conference ID number 9063334#. A live audio webcast of the conference call, along with the earnings press release, investor presentation and supplemental financial disclosures, will also be available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations. The webcast will be available for replay after the call for a period of at least one year.
The Company has also made available an Investor Presentation on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/events-and-presentations.

(1)The Company’s four Core banners include Bed Bath & Beyond, buybuy BABY, Harmon Face Values and Decorist.
(2)Adjusted items refer to comparable sales as well as financial measures that are derived from measures calculated in accordance with GAAP, which have been adjusted to exclude certain items. Adjusted Gross Margin, Adjusted SG&A, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EPS - Diluted are non-GAAP financial measures. For more information about non-GAAP financial measures, see “Non-GAAP Information” below.
(3)The Company notes that, similar to the first quarter of fiscal 2021, second quarter growth rates in fiscal 2021 are not fully comparable due to both last year’s extended store closures related to the COVID-19 pandemic in the month of June 2020 and the Company’s ongoing fleet optimization program. Therefore, Comparable Sales Growth for the three months ended August 28, 2021 has been calculated by estimating the negative impact on June 2021 sales of the store closures in 2020 in connection with the Company's fleet optimization program. The Company estimates that the stores closed in 2020 as part of this fleet optimization program would have contributed approximately 2% to 3% growth to the Bed Bath banner and total company, in the second quarter of fiscal 2021. The Company believes this calculation of comparable sales is a more meaningful reference for the current quarter.
(4)Total Liquidity includes cash & investments and availability under the Company’s asset-based revolving credit facility.
(5)Free Cash Flow is defined as operating cash flow less capital expenditures.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, facevalues.com, and decorist.com. As of August 28, 2021, the Company had a total of 999 stores, including 813 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 132 buybuy BABY stores and 54 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal 2021 second quarter, the Company did not open any additional stores while closing 5 Bed Bath & Beyond stores. The joint venture to which the Company is a partner operates 10 stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, including adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA margin, adjusted gross margin, adjusted SG&A, adjusted net earnings per diluted share, and free cash flow. Non-GAAP information is intended to provide visibility into the Company’s core operations and excludes special items, including non-cash impairment charges related to certain store-level assets and tradenames, loss on sale of businesses, loss on the extinguishment of debt, charges recorded in connection with the restructuring and transformation initiatives, which includes accelerated markdowns and inventory reserves related to the planned assortment transition to Owned Brands and costs associated with store closures related to the Company's fleet optimization and the income tax impact of these items. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results. For a reconciliation to the most directly comparable US GAAP measures and certain information relating to the Company’s use of Non-GAAP financial measures, see “Non-GAAP Financial Measures” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives, as well as more generally the status of its future liquidity and financial condition and its outlook for the Company’s fiscal 2021 third quarter and for its 2021 fiscal year. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, preliminary, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with the COVID-19 pandemic and the governmental responses to it, including its impacts across the Company’s businesses on demand and operations, as well as on the operations of the Company’s suppliers and other business partners, and the effectiveness of the Company’s actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company’s strategic restructuring program and store network optimization strategies; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise, logistical costs and other costs and expenses; potential supply chain disruption due to trade restrictions or otherwise, and other factors such as natural disasters, pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company’s plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for the Company’s business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems, including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. Except as required by law, the Company does not undertake any obligation to update its forward-looking statements.

Contacts

INVESTOR CONTACT: Susie Kim, IR@bedbath.com
MEDIA CONTACT: Eric Mangan, Eric.Mangan@bedbath.com

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	August 28, 2021	August 29, 2020	August 28, 2021	August 29, 2020
Net sales	$1,984,696	$2,687,968	$3,938,508	$3,995,415

Cost of sales	1,383,627	1,700,431	2,703,745	2,659,389

Gross profit	601,069	987,537	1,234,763	1,336,026

Selling, general and administrative expenses	652,972	850,218	1,311,734	1,574,375

Impairments	7,584	29,176	16,713	114,437

Restructuring and transformation initiative expenses	24,495	27,128	58,181	27,128

Loss (gain) on sale of businesses	132	(189,528)	4,121	(189,528)

Operating (loss) profit	(84,114)	270,543	(155,986)	(190,386)

Interest expense, net	16,121	23,371	32,121	40,542

Loss (gain) on extinguishment of debt	111	(77,038)	376	(77,038)

(Loss) earnings before benefit for income taxes	(100,346)	324,210	(188,483)	(153,890)

(Benefit) provision for income taxes	(27,131)	106,310	(64,394)	(69,499)

Net (loss) earnings	$(73,215)	$217,900	$(124,089)	$(84,391)

Net (loss) earnings per share - Basic	$(0.72)	$1.76	$(1.19)	$(0.68)
Net (loss) earnings per share - Diluted	$(0.72)	$1.75	$(1.19)	$(0.68)

Weighted average shares outstanding - Basic	101,951	124,146	104,361	123,922
Weighted average shares outstanding - Diluted	101,951	124,211	104,361	123,922

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release or that may be presented on the Company’s first quarter conference call with analysts and investors. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including the year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and the Company does not recommend the sole use of this non-GAAP measure to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for its fiscal 2021 second quarter. In order for investors to be able to more easily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2020 period in the reconciliation tables below. The Company is not providing a reconciliation of its guidance with respect to Adjusted EBITDA because the Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended August 28, 2021
			Excluding
	Reported		(Gain) loss on sale of Businesses	(Gain) loss on Extinguishment of debt	Restructuring and Transformation Expenses	Impairments	(Gain) loss on sale of property	Total income tax impact	Total Impact	Adjusted
Gross profit	601,069		$—	$—	$(73,679)	$—	$—	$—	$73,679	674,748
Gross margin	30.3%		—%	—%	3.7%	—%	—%	—%	3.7%	34.0%
Restructuring and transformation initiative expenses	24,495		—	—	(24,495)	—	—	—	(24,495)	—
(Loss) earnings before (benefit) provision for income taxes	(100,346)		132	111	98,174	7,584	(1,339)	—	104,662	4,316
Tax (benefit) provision	(27,131)		—	—	—	—	—	27,751	27,751	620
Effective tax rate	27.0%							(12.6)%	(12.6)%	14.4%
Net (loss) income	$(73,215)		$132	$111	$98,174	$7,584	$(1,339)	$(27,751)	$76,911	$3,696
Net (loss) earnings per share - Diluted	$(0.72)									$0.04
Weighted average shares outstanding- Basic	101,951									101,951
Weighted average shares outstanding- Diluted	101,951	(1)								104,037

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (loss) income	$(73,215)		$132	$111	$98,174	$7,584	$(1,339)	$(27,751)	$76,911	$3,696
Depreciation and amortization	70,112		—	—	(5,924)	—	—	—	(5,924)	64,188
Loss on extinguishment of debt	111		—	(111)	—	—	—	—	(111)	—
Interest expense	16,121		—	—	—	—	—	—	—	16,121
Tax (benefit) provision	(27,131)		—	—	—	—	—	27,751	27,751	620
EBITDA	$(14,002)		$132	$—	$92,250	$7,584	$(1,339)	$—	$98,627	$84,625
EBITDA as % of net sales										4.3%
(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended August 29, 2020
		Excluding
	Reported	(Gain) loss on sale of Businesses	(Gain) loss on extinguishment of debt	Restructuring and Transformation Expenses	Impairments	Benefit from reduction of incremental markdown reserves	Total income tax impact	Total impact	Adjusted
Gross profit	987,537	—	—	—	—	(23,000)	—	(23,000)	964,537
Gross margin	36.7%	—%	—%	—%	—%	0.8%	—%	0.8%	35.9%
Restructuring and transformation initiative expenses	27,128	—	—	(27,128)	—	—	—	(27,128)	—
(Loss) earnings before (benefit) provision for income taxes	324,210	(189,528)	(77,038)	30,878	29,176	(23,000)	—	(229,512)	94,698
Tax (benefit) provision	106,310	—	—	—	—	—	(73,863)	(73,863)	32,447
Effective tax rate	32.8%						1.5%	1.5%	34.3%
Net earnings (loss)	$217,900	$(189,528)	$(77,038)	$30,878	$29,176	$(23,000)	$73,863	$(155,649)	$62,251
Net earnings per share - Diluted	$1.75								$0.50
Weighted average shares outstanding- Basic	124,146								124,146
Weighted average shares outstanding- Diluted	124,211								124,211

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (loss) income	$217,900	$(189,528)	$(77,038)	$30,878	$29,176	$(23,000)	$73,863	$(155,649)	$62,251
Depreciation and amortization	85,277	—	—	(4,000)	—	—	—	(4,000)	81,277
Loss on extinguishment of debt	(77,038)	—	77,038	—	—	—	—	77,038	—
Interest expense	23,371	—	—	—	—	—	—	—	23,371
Tax (benefit) provision	106,310	—	—	—	—	—	(73,863)	(73,863)	32,447
EBITDA	$355,820	$(189,528)	$—	$26,878	$29,176	$(23,000)	$—	$(156,474)	$199,346
EBITDA as % of net sales									7.4%

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	August 28, 2021	May 29, 2021	February 27, 2021
Assets
Current assets:
Cash and cash equivalents	$970,592	1,097,267	1,352,984
Short term investment securities	29,999	29,997	—
Merchandise inventories	1,590,669	1,563,602	1,671,909
Prepaid expenses and other current assets	510,109	515,993	595,152
Total current assets	3,101,369	3,206,859	3,620,045
Long term investment securities	19,459	19,458	19,545
Property and equipment, net	918,462	929,335	918,418
Operating lease assets	1,668,621	1,584,144	1,587,101
Other assets	359,612	313,493	311,821
Total assets	$6,067,523	$6,053,289	$6,456,930

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$991,502	889,883	$986,045
Accrued expenses and other current liabilities	514,404	506,674	636,329
Merchandise credit and gift card liabilities	311,013	309,576	312,486
Current operating lease liabilities	349,847	347,365	360,061
Total current liabilities	2,166,766	2,053,498	2,294,921
Other liabilities	74,831	78,353	82,279
Operating lease liabilities	1,609,912	1,529,173	1,509,767
Income taxes payable	102,192	102,905	102,664
Long term debt	1,179,588	1,182,566	1,190,363
Total liabilities	5,133,289	4,946,495	5,179,994

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—	—
Common stock - $0.01 par value; authorized - 900,000 shares; issued 343,596, 343,570 and 343,241, respectively; outstanding 101,060, 104,513 and 109,621 shares, respectively	3,436	3,435	3,432
Additional paid-in capital	2,218,400	2,208,052	2,152,135
Retained earnings	10,101,522	10,174,656	10,225,253
Treasury stock, at cost; 242,536, 239,057 and 233,620 shares, respectively	(11,335,845)	(11,234,529)	(11,048,284)
Accumulated other comprehensive loss	(53,279)	(44,820)	(55,600)

Total shareholders' equity	934,234	1,106,794	1,276,936

Total liabilities and shareholders' equity	$6,067,523	$6,053,289	$6,456,930

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	August 28, 2021	August 29, 2020	August 28, 2021	August 29, 2020
Cash Flows from Operating Activities:
Net (loss) earnings	$(73,215)	$217,900	$(124,089)	$(84,391)
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	70,112	85,277	138,390	168,878
Impairments	7,584	29,176	16,713	114,437
Stock-based compensation	10,075	8,178	17,993	15,880
Deferred income taxes	(26,803)	105,089	(48,938)	22,732
Loss (gain) on sale of businesses	132	(189,528)	4,121	(189,528)
Loss (gain) on debt extinguishment	111	(77,038)	376	(77,038)
Other	(3,176)	1,275	(5,373)	(98)
Decrease (increase) in assets:
Merchandise inventories	(31,070)	184,525	82,296	46,022
Other current assets	3,659	105,806	82,203	613
Other assets	(293)	(551)	(225)	277
(Decrease) increase in liabilities:
Accounts payable	111,691	92,496	9,490	113,370
Accrued expenses and other current liabilities	12,667	72,684	(116,660)	25,609
Merchandise credit and gift card liabilities	1,878	(5,082)	(1,543)	(14,876)
Income taxes payable	(767)	(4,458)	(490)	(3,313)
Operating lease assets and liabilities, net	(4,869)	(85,076)	(1,744)	9,051
Other liabilities	(2,937)	2,809	(6,482)	1,233
Net cash provided by operating activities	74,779	543,482	46,038	148,858

Cash Flows from Investing Activities:
Purchases of held-to-maturity investment securities	—	—	(29,997)	—
Redemption of held-to-maturity investment securities	—	29,500	—	386,500
Net proceeds from sale of business	—	244,782	—	244,782
Net proceeds from sale of property	5,000	—	5,000	—
Capital expenditures	(75,954)	(36,970)	(149,475)	(79,321)
Net cash (used in) provided by investing activities	(70,954)	237,312	(174,472)	551,961

Cash Flows from Financing Activities:
Borrowing of long-term debt	—	—	—	236,400
Repayments of long-term debt	(3,182)	(457,827)	(11,355)	(457,827)
Repurchase of common stock, including fees	(101,316)	(497)	(240,011)	(3,034)
Payment of dividends	(80)	(1,778)	(640)	(22,970)
Payment of deferred financing fees	(3,443)	(7,690)	(3,443)	(7,690)
Net cash used in financing activities	(108,021)	(467,792)	(255,449)	(255,121)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,628)	5,386	1,489	1,924

Net (decrease) increase in cash, cash equivalents and restricted cash	(108,824)	318,388	(382,394)	447,622
Change in cash balances classified as held-for-sale	—	2,545	—	4,815
Net (decrease) increase in cash, cash equivalents and restricted cash	(108,824)	320,933	(382,394)	452,437

Cash, cash equivalents and restricted cash:
Beginning of period	1,133,654	1,155,154	1,407,224	1,023,650
End of period	$1,024,830	$1,476,087	$1,024,830	$1,476,087